EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IAS ENERGY, INC.

We consent to the incorporation by reference in the Registration Statement Form S-8 of our report dated July 11, 2007 relating to the balance sheet of IAS Energy, Inc. as at April 30, 2007 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended and the period from May 1, 2006 (date of inception of oil and gas operations) through April 30, 2007.

/s/ Smythe Ratcliffe LLP
Chartered Accountants

Vancouver, Canada
August 20, 2007

7th Floor, Marine Building	Fax:	604.688.4675
355 Burrard Street, Vancouver, BC	Telephone:	604.687.1231
Canada V6C 2G8	Web:	SmytheRatcliffe.com